Exhibit 99.1

Landstar System Holdings, Inc.

December 27, 2013

XPO Logistics, Inc.

5 Greenwich Office Park

Greenwich, CT 06831

Attn: General Counsel

Email: Gordon.Devens@XPOLogistics.com

Dear Sirs:

Reference is made to the Stock Purchase Agreement, dated as of December 10, 2013 (as amended hereby, the “Agreement”), by and among XPO Logistics, Inc., a Delaware corporation (“Buyer”), Landstar Supply Chain Solutions, Inc., a Delaware corporation (“LSCS”) and Landstar System Holdings, Inc., a Delaware corporation (“Seller”). Capitalized terms used herein without definition shall have the meanings assigned thereto in the Agreement.

This Letter Agreement reflects certain changes to the Agreement that have been agreed to among the Parties.

Now therefore in consideration of the promises and covenants set forth in the Agreement and herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendment to Section 1.4(a). The phrase “a mutually agreeable time on the third Business Day following the satisfaction or waiver of all the applicable conditions to the obligations of the Parties to consummate the transactions contemplated hereby as set forth in Articles 6 and 7 hereof” is hereby deleted in full and replaced in its entirety with the phrase “12:01 am on December 28, 2013”.

2. Amendment of Section 1.5(a). Section 1.5(a) of the Agreement is hereby amended by deleting the first word thereof and replacing it with the phrase “At least two”.

3. Amendment of Section 1.5(b). Section 1.5(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(b) At 12:00 p.m., Eastern Standard Time, on December 27, 2013, Buyer shall deliver to Seller an amount equal to the Initial Purchase Price by wire transfer of immediately available funds to such account as Seller has previously designated to Buyer for such purpose, which amount shall be held in escrow by Seller pending the Closing, whereupon it shall automatically be deemed released and paid to Seller for all purposes of the Agreement.”

4. Full Force and Effect. Except as expressly amended hereby, the Agreement remains in full force and effect in accordance with its terms.

5. Section 5. General Provisions. The provisions of Article 12 of the Agreement shall apply to this Letter Agreement, mutatis mutandis, to the extent applicable.

[Remainder of the Page Intentionally Left Blank]

Very Truly Yours, LANDSTAR SYSTEM HOLDINGS, INC., a
Delaware corporation

/s/ James B. Gattoni
Name: James B. Gattoni
Title: Executive Vice President and Chief Financial Officer

LANDSTAR SUPPLY CHAIN SOLUTIONS, INC., a
Delaware corporation

/s/ James B. Gattoni
Name: James B. Gattoni
Title: Vice President

ACKNOWLEDGED AND CONSENTED TO:

XPO LOGISTICS, INC., a Delaware corporation

/s/ Gordon E. Devens
Name: Gordon E. Devens
Title: Senior Vice President and General Counsel

cc:	Scudder Law Firm, P.C., L.L.O.

411 South 13th Street Second Floor

Lincoln, Nebraska 68508

Attn: Mark A. Scudder

E-mail: mscudder@scudderlaw.com

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